Exhibit 10(g)
ASHWORTH/MEYER AGREEMENT
     This ASHWORTH/MEYER COMPENSATION AGREEMENT (this “Agreement”), dated as of August 6, 2008 (the “Effective Date”), is entered into by and between Ashworth, Inc., a Delaware corporation (the “Company”), and David M. Meyer (“Meyer”).
RECITALS
     A. As approved by the Board of Directors of the Company (the “Board”) and until further action of the Board, Meyer will cease to be the Company’s Chairman of the Board and will instead serve as Chairman of the Special Committee of the Board (the “Special Committee”) and as a member of the Compensation and Human Resources Committee of the Board (the “Compensation Committee”).
     B. The Company and Meyer are entering into this Agreement with respect to various terms and conditions in connection with the foregoing.
AGREEMENT
     NOW, THEREFORE, in consideration of the mutual covenants and promises contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:
1. Service as Chairman of Special Committee; Compensation. Meyer will serve as Chairman of the Special Committee; provided that the Board may remove him from such position at any time in its discretion. Meyer’s compensation for such service shall be as set forth in the term sheet attached as Exhibit A.
2. Compensation for Prior Service as Chairman of the Board.
     (a) Unvested Options from 100,000 Share Option Grant. Meyer will continue to vest on the last 25% of the 100,000 share option grant previously made to him, based upon his future service as Chairman of the Special Committee.
     (b) Incentive Compensation. Meyer will in the future receive, in the form of restricted stock, an amount equal to one-third (1/3) of any incentive bonus amount approved by the Compensation Committee for Allan Fletcher for Fiscal Year 2008, prorated for the portion of Fiscal Year 2008 during which Meyer served as Chairman of the Board. Assuming Meyer continues service as a Director until the relevant vesting date, the restrictions will lapse on the earlier of (i) a change in control of the Company, or (ii) the one-year anniversary of the restricted stock award.
3. Miscellaneous.
     (a) No Third-Party Beneficiaries; Binding Effect. Except as provided herein, this Agreement shall not confer any rights or remedies upon any person other than the parties and their respective successors and permitted assigns. Subject to Section 3(c), this Agreement shall be binding upon the Company and Meyer and upon their respective heirs, administrators, representatives, executors, successors and assigns.
     (b) Entire Agreement. This Agreement (and the documents referred to in this Agreement) constitute the entire agreement between the parties hereto and supersede any prior understandings, agreements, or representations by or between the parties, written or oral, to the extent they are related in any way to the subject matter hereof.
     (c) Assignment. This Agreement and the rights and duties hereunder are personal to Meyer and shall not be assigned, delegated, transferred, pledged or sold by Meyer without the prior written consent of the Company.
     (d) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile shall be effective as delivery of a manually executed counterpart of this Agreement.
     (e) Notices. Any notice, consent, payment, demand, or communication required or permitted to be given by any provision of this Agreement shall be in writing and shall be (1) delivered personally to the party to whom the same is directed or (2) sent registered or certified mail, return receipt requested, postage prepaid, or by nationally recognized overnight courier addressed, as follows:

If to Meyer:	David M. Meyer
c/o Knightspoint Partners LLC
1325 Avenue of the Americas, 27th Floor
New York, New York 10019

If to the Company:	Ashworth, Inc.
2765 Loker Avenue West
Carlsbad, California 92010
Attention: Corporate Secretary
or to such other address as any such party may from time to time specify by notice to the other party. Any such notice shall be deemed to be delivered, given and received for all purposes as of: (i) the date so delivered, if delivered personally or (ii) on the date of receipt or refusal indicated on the return receipt, if sent by registered or certified mail, return receipt requested, postage and charges prepaid or by nationally recognized overnight courier.
     (f) Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of California without giving effect to any choice or conflict of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California.
     (g) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the parties. No waiver by any party of any default, misrepresentation or breach of warranty or covenant of this Agreement, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant of this Agreement or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

     (h) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.
     (i) Construction. The language of this Agreement shall be interpreted simply and in accordance with its plain meaning. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.
     (j) Arbitration. The Company and Meyer agree that any dispute regarding the application, interpretation or breach of this Agreement (including, but not limited to, any alleged misrepresentation made herein) will be subject to final and binding arbitration before JAMS/Endispute of San Diego County, California pursuant to the then existing JAMS rules applicable to any such dispute. Any resolution, opinion or order of JAMS/Endispute may be entered as a judgment of a court of competent jurisdiction. This Agreement shall be admissible in any proceeding to enforce its terms.
[Signature page follows.]

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

ASHWORTH, INC.
By:	/s/ Allan Fletcher
	Name:	Allan Fletcher
	Title:	CEO

DAVID M. MEYER
By:	/s/ David M. Meyer
David M. Meyer

Signature Page
to
Compensation Agreement (Meyer)

EXHIBIT A
TERM SHEET
     (a) Meyer will receive the normal additional compensation for serving as Chairman of the Special Committee — $5,000 cash award per year, plus 5,000 options to be granted two business days after the Company’s next earnings release, vesting quarterly over 12 months, but with vesting credit commencing on the Effective Date of the Ashworth/Meyer Agreement.
     (b) Meyer will receive $2,000 per day (in addition to reimbursement of normal out-of-pocket expenses) for each day that Meyer travels while working on Special Committee business matters.
     (c) Meyer will be entitled to receive a minimum of $150,000 and/or 10,000 shares of Company common stock (with established potential increases to each of such amounts) upon the accomplishment of strategic milestones for the Company while Meyer is Chairman of the Special Committee, all as previously determined and approved by the Board on August 6, 2008. In the event that Meyer is involuntarily removed as Chairman of the Special Committee, Meyer will nonetheless be entitled to such compensation in certain circumstances as previously determined and approved by the Board on August 6, 2008, if such strategic milestones are accomplished prior to the later of (i) the one-year anniversary of Meyer’s initial election as Chairman of the Special Committee, and (ii) six months after the date of Meyer’s involuntary removal as Chairman of the Special Committee.

A-1